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                                   EXHIBIT 4.9

                                 AMENDMENT NO. 6
                                       TO
                       THE BON-TON DEPARTMENT STORES, INC.
                     PROFIT SHARING/RETIREMENT SAVINGS PLAN


         WHEREAS, THE BON-TON DEPARTMENT STORES, INC., a Pennsylvania corporation (the "Company"), established The Bon-Ton Department Stores, Inc. Profit Sharing/Retirement Savings Plan (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan to provide loans to eligible Members under the Plan; and

         WHEREAS, section 12(a) of the Plan authorizes the Company to amend the Plan.

         NOW, THEREFORE, the Plan is hereby amended effective July 1, 1999 as follows:

         1. Subsections 1(p) through 1(aa) of the Plan are redesignated as subsections 1(q) through 1(bb).

         2. Section 1 of the Plan is hereby amended to add the following subsection (p) to read:

                  "(p) 'Eligible Borrower' shall mean a Member who meets the eligibility requirements set forth in subsection 10(i)(a)."

         3. Subsections 1(bb) through 1(ii) of the Plan are redesignated as subsections 1(dd) through 1(kk).

         4. Section 1 of the Plan is hereby amended to add the following subsection (cc) to read:

                  "(cc) 'Loan Account' shall mean the portion of a Member's Accrued Benefit identified in subsection 10(i)(d)."

         5. Subsections 1(jj) through 1(ss) of the Plan are redesignated as subsections 1(mm) through 1(vv).

         6. Section 1 of the Plan is hereby amended to add the following subsection (ll) to read:

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                  "(ll) 'Qualified Plan' shall mean any retirement plan covering employees within the United States that is qualified under Code Section 401(a) and whose assets are held by a trust exempt from taxation under Code Section 501."

         7. Section 10 of the Plan is hereby amended to add the following subsection (i) to read:

                  "(i) Loans.

                           (a) Eligibility for Loans. The Administrator shall
direct that a bona fide loan be made from the Fund to any Member who is a party in interest (within the meaning of section 3(14) of ERISA) with respect to the Plan and who requests the same. However, no loan shall be made to a Member who is not employed by a Participating Company on the date the loan would be disbursed unless such Member is a party in interest (within the meaning of section 3(14) of ERISA) with respect to the Plan on the date the loan would be disbursed. All such loans shall be subject to the requirements of this section which shall be deemed to include written rules prescribed by the Administrator from time to time with respect to loans.

                           (b) Availability of Loans. Application for a loan
must be made to the Administrator in writing and on prescribed forms. The decisions by the Administrator on loan applications shall be made on a reasonably equivalent, uniform, and nondiscriminatory basis. Subject to the limitations of subsection (e), loan proceeds shall be distributed from the Plan as soon as administratively feasible after the effective date of an approved loan to an Eligible Borrower. The effective date of a loan shall be determined by the Administrator and communicated to the Eligible Borrower.

                           (c) Minimum Requirements. To the extent the
Administrator authorizes loans to Eligible Borrowers, such loans shall be subject to the following rules:

                                    (i) Promissory Note. Each loan shall be
evidenced by a written promissory note stating the Eligible Borrower's obligation to repay the borrowed amount to the Plan, in such form and with such provisions consistent with this section. All promissory notes shall be deposited with the Trustee.

                                    (ii) Principal Amount. The amount available
for a loan shall be based on the most recent valuation of the Eligible Borrower's account available to the Administrator on the date the loan is approved. The maximum loan available to an Eligible Borrower is limited to 50% of his nonforfeitable Accrued Benefit (except that in the case where an Eligible Borrower's nonforfeitable Accrued Benefit is less than $10,000 said Eligible Borrower may borrow up to the entire amount of such nonforfeitable Accrued Benefit), and is further limited as follows: the requested loan, when added to the balance of any other outstanding plan loan of the Eligible Borrower, cannot exceed $50,000, reduced by excess of the highest outstanding balance of any Plan loan to such Eligible Borrower during the twelve-month period

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ending on the day before the loan is approved over the outstanding balance of the Eligible Borrowers's loan under the Plan on the date the requested loan is approved. The minimum loan available is $1,000, with subsequent amounts in whole dollar amounts. For purposes of applying the maximum borrowing limitations all Qualified Plans of Related Entities shall be considered as one Plan.

                                    (iii) Term of Loan. The Eligible Borrower
may elect a repayment term of 12, 24, 36, 48, or 60 months from the date of the first payroll period coincident with or next preceding the distribution of the loan from the Plan. In no event shall the term of a loan exceed 60 months.

                                    (iv) Interest Rate. The interest rate
charged on a loan shall be one percent (1%) over the prime rate of interest in effect at PNC Bank at the time the loan is approved; or such other reasonable rate of interest which the Administrator may determine, from time to time, that would provide the Plan with a return commensurate with the interest rates charged by persons in the business of lending money for similar loans under similar circumstances.

                                    (v) Collateral. The loan shall be secured by
a lien on 50% of the Eligible Borrower's nonforfeitable Accrued Benefit, or to such other maximum extent permitted by the relevant provisions of the Code, ERISA, and any regulations or other guidance issued thereunder.

                                    (vi) Spousal Consent. A married Member shall
be required to obtain the written consent of his or her spouse, witnessed by a notary public or the Plan Administrator, to the pledging of his Accrued Benefit as collateral for a loan. Such consent must be given within the 90-day period that ends on the date on which the loan is distributed. Such consent shall thereafter be binding with respect to the consenting spouse or any subsequent spouse with respect to that loan. A new consent shall be required if the Accrued Benefit is used for a new loan, or for the renegotiation or other revision of an existing loan.

                                    (vii) Fees. As condition precedent to the
approval of a loan, an Eligible Borrower must pay the applicable loan fee established by the Administrator as directed by the Administrator.

                                    (viii)  Number of Loans.

                                             (A) Number of Loans Outstanding. A
                                    maximum of two (2) loans may be outstanding at any time for any Eligible Borrower.

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                                             (B) Number of Loans Per Plan Year.
                                    Subject to the limitation under (c)(viii)
                                    (A) above, an Eligible Borrower shall be permitted to have only one new loan per Plan Year.

                           (d) Loan Account. The principal amount of any loan
shall be treated as a separate Investment Category of the Eligible Borrower under the Fund. Within each Eligible Borrower's account there shall be maintained a Loan Account solely for the purpose of effecting loans from the Eligible Borrower's account to the Eligible Borrower. Once a loan is made, the Loan Account shall reflect the sum of the principal and interest owed by the Eligible Borrower.

                           (e) Effect of Domestic Relations Order on Loans.
Notwithstanding anything herein to the contrary, no loan shall be made to an Eligible Borrower during the period in which the Administrator is making a determination of whether a domestic relations order affecting the Eligible Borrower's Accrued Benefit is a qualified domestic relations order, as defined in Code Section 414(p). Further, if the Administrator is in receipt of a qualified domestic relations order with respect to any Eligible Borrower's Accrued Benefit, it may prohibit such Eligible Borrower from obtaining a loan until the rights of the alternate payee entitled to benefits under such order are satisfied.

                           (f) Sources for Withdrawal. In accordance with rules
established by the Administrator, the principal amount of a loan approved pursuant to this section shall be withdrawn on a pro-rata basis from:

                                    (i) an Eligible Borrower's Company
Contribution Account, Salary Reduction Account, Voluntary Contribution Account, and Rollover Account, if any, and

                                    (ii) the Eligible Borrower's Investment
Categories in effect on the date the loan is approved.

                           (g) Loan Repayment.

                                    (i) Payroll Deduction. An Eligible Borrower
may elect either a weekly or biweekly payroll period, as applicable, to have the loan repaid through payroll deductions. The principal amount and interest on a loan shall be repaid by level payroll deductions during each payroll period in which the loan is outstanding; provided, however, that at any time after the loan has been outstanding, an Eligible Borrower may prepay, without premium or penalty the full amount due under the loan. As a condition precedent to approval of the loan, the Member shall be required to authorize payroll withholding in the amount of each installment.

                                    (ii) Allocation of Loan Repayments.
Repayments of Plan loans shall be made to the Eligible Borrower's Loan Account. Such repayments shall be immediately transferred from the Loan Account and credited pro-rata to the Eligible Borrower's Company

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Contribution Account, Salary Reduction Account, Voluntary Contribution Account,
and Rollover Account, if any. The repayments shall be invested in the Fund in the same proportion as the Eligible Employee's then current Investment Categories. In the event the Eligible Borrower has made no election for investment of current contributions, the loan repayments shall be credited to such Investment Category as designated by the Administrator.

                                    (iii) Suspension of Loan Repayment.




                                            (A) Loan repayments may be suspended
                           under this Plan for Eligible Borrowers on military leave as permitted under Section 414(u) of the Code.

                                            (B) Loan repayments may be suspended
                           under this Plan for Members who are absent from employment pursuant to the Family Medical Leave Act.

                                            (C) Upon return from a leave the
                           Eligible Borrower will be required to resume repayment of the loan in accordance with a revised amortization schedule that requires repayment in full of the outstanding interest and principal as prescribed by the Administrator.

                                            (D) In no event will the suspension
                           of the obligation to repay as permitted under
                           (g)(iii)(A) and (B), above, exceed 60 months from the date of the date of the first payroll withholding for a loan. To the extent there is an outstanding balance as of such 60-month date, such outstanding balance shall be deemed to be in default.

                  (h) Transfer to a Related Entity. If an Eligible Borrower is transferred from employment with a Participating Company to employment with a Related Entity, he shall not be treated as having separated from service. Such Eligible Borrower shall repay the loan no less than quarterly, and the Administrator shall make arrangements for the loan to continue to be repaid in accordance with the loan agreement. For this purpose, the Administrator may authorize the transfer of the loan to a Qualified Plan maintained by such Related Entity. In the absence of such arrangements, the loan shall be deemed to be in default.

                  (i) Default. The Administrator may declare the loan to be in default when the earliest of the following events occur:

                           (i) The date the Member's employment with all Participating Companies and all Related Entities terminates for any reason and the Member ceases to be a party in interest with respect to the Plan (as defined above), the loan shall then become due and payable.

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                           (ii)     Except as permitted under section (g)(iii)
                                    above, when the Eligible Borrower fails to make repayments as scheduled;

                           (iii) Except as permitted under section (g) (iii) above, if Eligible Borrower fails to pay the balance in full by the maturity date of the loan as stated in the promissory note; or

                           (iv) Such other event(s) of default set forth in the loan agreement determined by the Administrator to be necessary or desirable.



                  (j) Action Upon Default. Upon the default of any Eligible Borrower, the Administrator may direct the Trustee to take such action as the Administrator may reasonably determine to be necessary in order to preclude the loss of principal and interest, including:

                           (i) Demanding repayment of the outstanding amount on the loan (including principal and accrued interest); or,

                           (ii) In the event that an Eligible Borrower fails to repay a loan according to its terms and a default occurs, the Plan shall foreclose on the portion of the Eligible Borrower's account for which a distributable or taxable event has occurred. In the event of default, a distributable event shall be deemed to occur immediately following the next Valuation Date for any portion of an Eligible Borrower's account with respect to which the Eligible Borrower or the Eligible Borrower's beneficiary would be permitted to elect an immediate distribution under the Plan irrespective of whether an immediate distribution is actually elected. For these purposes, such loans shall be deemed to have a fair market value equal to its face value (including accrued but unpaid interest) reduced by any payments made thereon by the Eligible Borrower. In the event of any default, the Eligible Borrower's prior request for a loan shall be treated as the Eligible Borrower's consent to an immediate distribution of the promissory note representing a distribution of the unpaid balance of any such loan. The loan documents shall include such provisions as are necessary to reflect such consent.

Interest will continue to accrue on the unpaid principal at the rate set forth in the promissory note until the loan is repaid or a distributable event has occurred. Any repayments or reduction of the loan under clause (ii) above, after an event of default, will be first applied against unpaid interest and then the principal.

         8. In all other respects, the Plan is hereby ratified and confirmed.

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         IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 30th day of June, 1999.


ATTEST:                                  THE BON-TON DEPARTMENT STORES, INC.


/s/ Robert E. Stern                      By: /s/ Michael L. Gleim
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